ANNUAL COMPLIANCE STATEMENT

CERTIFICATION

CD 2017-CD6 MORTGAGE TRUST (the “Trust”)

I, Andrew Hundertmark and Grace Bodemuller-Holst, on behalf of Argentic Services Company LP, as Special Servicer (the “Certifying Servicer”), certify to Deutsche Mortgage & Asset Receiving Corporation and each Other Depositor and their respective officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.       I (or Servicing Officers under my supervision) have reviewed the Certifying Servicer’s activities between May 6, 2020 and December 31, 2020 (the “Reporting Period”) and the Certifying Servicer’s performance under the Pooling and Servicing Agreement dated as of November 1, 2017 (the “Pooling and Servicing Agreement”), entered into between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Wells Fargo Bank, National Association, as master servicer, Argentic Services Company LP, as successor to LNR Partners, LLC, as Special Servicer, Wells Fargo Bank, National Association, as certificate administrator, paying agent and custodian, Wilmington Trust, National Association, as trustee, Park Bridge Lender Services, LLC, as operating advisor and asset representations reviewer; and

2.      To the best of my knowledge, based on such review, the Certifying Servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects throughout the Reporting Period.

Date: February 19, 2021

ARGENTIC SERVICES COMPANY LP, a

Delaware limited partnership

By: /s/ Andrew Hundertmark

      Name: Andrew Hundertmark

      Title:  Authorized Signatory

By: /s/ Grace Bodemuller-Holst

      Name: Grace Bodemuller-Holst

      Title:  Authorized Signatory